Exhibit 99.1

Affordable Residential Communities Reports Results from Community Auction; ARC Completes Auction of Properties

DENVER—(BUSINESS WIRE)—Dec. 16, 2005—Affordable Residential Communities Inc. (NYSE: ARC) today announced that the Company on December 15, 2005 completed its previously announced auction conducted by Sheldon Good & Company in which it offered 71 communities for sale. Of the 71 communities offered at the auction, the Company entered into contracts to sell 15 communities and received offers on an additional 44 communities for which the Company has five business days to make a decision to accept or reject the offer.

There can be no assurance that any of the sales contracts entered into at the auction or at any point thereafter will close. Should the Company not close any of these sales contracts or offers, the Company may decide to retain the communities presently treated as discontinued operations and reflect their results in continuing operations.

The Company expects to make a public announcement of the final summation of the auction results once it has had an opportunity to evaluate the pending offers.

Larry Willard, Chairman and Chief Executive Officer commented, “We are pleased with the results of the auction and believe that it affords us the opportunity to improve our operating footprint and overall financial position. We believe the auction will enable the Company to focus on our plan to deliver positive operating cash flow for shareholders. As we previously stated, we intend to look for ways to generate increased revenues in our remaining communities and cut our costs as a result of the Company’s more focused footprint.”

The Company is continuing the process of working with brokers and private buyers for the sale of an additional eight of the Company’s communities. There can be no assurance, however, that all or any of the sales will, in fact, occur.

About Affordable Residential Communities Inc.

Affordable Residential Communities Inc. (“ARC”), excluding discontinued operations, currently owns and operates approximately 49,491 home sites located in 237 communities in 21 states. ARC is a fully integrated, self-administered, self-managed equity real estate investment trust (REIT) focused on the acquisition, renovation, repositioning and operation of primarily all-age manufactured home communities with headquarters in Denver, CO.

The forward-looking statements contained in this news release are subject to certain risks and uncertainties including, but not limited to, general risks affecting the real estate industry; the Company’s ability to maintain or increase rental rates and occupancy with respect to properties currently owned; the Company’s assumptions on rental home and home sales activity; completion of pending acquisitions, if any, and timing with respect thereto; the Company’s growth and expansion into new markets or to integrate acquisitions successfully; the effect of interest rates as well as other risks indicated from time to time in the Company’s filings with the Securities and Exchange Commission. The Company expressly disclaims any intention or obligation to provide public updates, revisions or amendments to any forward-looking statements that become untrue because of subsequent events.

CONTACT: Affordable Residential Communities Inc.
Lawrence Kreider, Chief Financial Officer
866-847-8931
investor.relations@aboutarc.com
or
Integrated Corporate Relations, Inc
Brad Cohen, 203-682-8211
SOURCE: Affordable Residential Communities Inc.